Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, Dated June 12, 2014

Relating to Preliminary Prospectus Dated June 2, 2014

Registration Statement No. 333-195062

MEMORIAL RESOURCE DEVELOPMENT CORP.

42,800,000 Shares of Common Stock

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus of Memorial Resource Development Corp. dated June 2, 2014 (the “Preliminary Prospectus”). The information in this free writing prospectus supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus or prepared based on assumptions that are inconsistent with the information below.

Revised Offering Information

The information relating to the terms of the offering in the Preliminary Prospectus is revised as follows:

Total common stock offered	42,800,000 shares (or 49,220,000 shares, if the underwriters exercise in full their option to purchase additional shares)

Common stock offered by the Company	21,500,000 shares

Common stock offered by MRD Holdco LLC	21,300,000 shares (or 27,720,000 shares, if the underwriters exercise in full their option to purchase additional shares)

Option to purchase additional shares	MRD Holdco LLC has granted the underwriters a 30-day option to purchase up to an aggregate of 6,420,000 additional shares held by MRD Holdco LLC to cover over-allotments

Initial public offering price	$19.00 per share

Common stock to be outstanding immediately after the offering	192,500,000 shares

Common stock to be held by public shareholders following completion of this offering	42,800,000 shares (or 49,220,000 shares, if the underwriters exercise in full their option to purchase additional shares)

Common stock to be held by MRD Holdco LLC following completion of this offering	107,365,677 shares (or 100,945,677 shares, if the underwriters exercise in full their option to purchase additional shares)

Common stock to be held by former management members of WildHorse Resources following completion of the offering	42,334,323 shares

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling toll-free Citigroup Global Markets Inc. at (800) 831-9146 or Barclays Capital Inc. at (888) 603-5847. You may obtain a copy of the most recent amendment to the registration statement, which included the Preliminary Prospectus, at http://www.sec.gov/Archives/edgar/data/1599222/000119312514222208/d658814ds1a.htm.